NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following securities issued by Credit
Suisse AG (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

VelocityShares 3x Inverse Brent Crude ETN linked to the S&P GSCI Brent Crude Index ER due February 9, 2032 (suspended: 12/27/2013) symbol: DOIL

VelocityShares 3x Long Brent Crude ETN linked to the S&P GSCI Brent Crude Index ER due February 9, 2032 (suspended 12/27/2013) symbol: UOIL

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(2), as NYSE Regulation has been notified that, on December 27, 2013, the issuer liquidated the securities listed above at rates of $26.2601 and $47.3703 per unit, respectively. Accordingly, trading in the issues was suspended before the opening on the date specified above.